Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-29439, 333-62681, 333-78199, 333-59478, 333-88360, 333-112738, 333-117058 and 333-44922) of our report dated April 10, 2006 (except for Notes 3, 5 and 6, as to which the date is December 21, 2006) with respect to the consolidated financial statements and schedule of GTSI Corp. and our report dated April 10, 2006 (except for the effects of the material weaknesses described in the eighth and ninth paragraphs of that report, as to which the date is December 21, 2006) with respect to GTSI Corp. management’s assessment of the effectiveness of internal control over financial reporting  and the effectiveness of internal control over financial reporting of GTSI Corp. included in this Annual Report (Form 10-K/A) for the year ended December 31, 2005.

/s/ Ernst & Young, LLP

McLean, Virginia
December 21, 2006

87